Exhibit 10.16
DESCRIPTION OF LONG-TERM DISABILITY ARRANGEMENT
The Company makes available an executive disability coverage program to provide disability benefits to its named executive officers and other management employees. The executive disability coverage is designed to replace 66 ²/³ % of the base salary, bonuses and incentive compensation of the employee up to a maximum of $25,000 per month benefit. Under the executive disability coverage, the employee pays for the premiums.
In addition to the above coverage, the Company provides supplemental disability coverage for its President and Chief Executive Officer, Karl G. Glassman. This supplemental disability coverage provides the following benefits:

Name	Annual Premium*	Monthly Benefit	Benefit Period
Karl G. Glassman	$1,185	$4,200	Until Age 65
* Under the supplemental disability coverage, the Company pays for the premium.